Exhibit 99.1

LIQUIDITY SERVICES, INC. Q3 FY2014 EARNINGS CALL TRANSCRIPT

Operator: Good day, ladies and gentlemen, and welcome to the Q3 2014 Liquidity Services Earnings Call. My name is Mark and I’m your operator for today’s call. At this time, all participants on the call are in a listen-only mode. We will conduct a question-and-answer session later in the conference. [Operator Instructions] I would like to remind everyone that this call is recorded for replay purposes.

And now I’d like to hand the call over to Julie Davis, Senior Director of Investor Relations. Please proceed.

Julie Davis

Senior Director of Investor Relations, Liquidity Services, Inc.

Thank you, Mark. Hello and welcome to our third-quarter fiscal year 2014 financial results conference call. Joining us today are Bill Angrick, our Chairman and Chief Executive Officer, Jim Rallo, our Chief Financial Officer and Treasurer and, Kathy Domino, our Chief Accounting Officer. We will be available for questions after our prepared remarks.

The following discussion or responses to your questions reflect management’s views as of today, August 7, 2014, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today’s press release and in our filings with the SEC, including our most recent Annual Report on Form 10-K. As you listen to today’s call, we encourage you to have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter.

During this call, we will discuss certain non-GAAP financial measures. In our press release and our filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures. We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors. The supplemental operating data includes gross merchandise volume and should not be considered a substitute for or superior to GAAP results.

At this time, I’d like to turn the presentation over to our CEO, Bill Angrick.

William P. Angrick

Chairman & Chief Executive Officer, Liquidity Services, Inc.

Thank you, Julie. Good morning and welcome to our Q3 earnings call. I’ll begin this session by reviewing our Q3 performance and then provide an update on our strategy and future vision for Liquidity Services. Next I’ll turn it over to Kathy Domino for more details on the quarter. Finally, Jim Rallo will provide an outlook update for fiscal 2014.

Liquidity Services reported Q3 results of $246 million of GMV, $17.3 million of adjusted EBITDA, and $0.31 of adjusted EPS. GMV and adjusted EPS were within our expected results. As previously reported, our adjusted EBITDA was below our expectations, directly related to the cessation of sales of certain rolling stock property under our current DoD surplus contract.

The remainder of our business performed as expected in the aggregate. During Q3 we saw improved growth in our commercial business, particularly in our retail supply chain vertical partially offset by softness in our energy vertical due to an industry-wide decline in the line pipe market and in our transportation.

Earnings versus the prior year were down due to changing property mix in our DoD surplus program and higher spending in our commercial business related to ongoing investments in our Liquidity One strategy, of developing an integrated global business and marketplace platform and support of our long-term goal of building a diversified multibillion dollar commercial business.

Our Q4 guidance reflects our expectation of lower volume and margins in our DoD surplus, energy and transportation verticals due to industry and client conditions. Key highlights coming out of Q3 include: first, the recent renewal of DoD surplus contract secures long-term supply and support of our commercial gross strategy and we are moving aggressively to adjust our operations to meet the terms of the new program. Second, our work with existing and new commercial clients in Q3 continues to demonstrate our market leadership and unique capabilities across multiple industries and geographies. Third, we continue to execute our Liquidity One strategy of developing an integrated global business and marketplace platform to deliver our superior customer experience and create new capabilities and efficiencies to support our future growth.

Now I’d like to delve further into these themes coming out of Q3. First, I’d like to update you on the status of our new DoD surplus contract and how it relates to our overall strategy. As previously announced, we’re pleased that the DoD has awarded Liquidity Services a new contact to manage the receipt, storage, marketing and sale of all usable non-rolling stock surplus property generated by DoD installations in the United States and its territories.

The new contract is expected to encompass up to $9 billion of original acquisition costs of property during the life of the contract, which has a base term of 24 months and four 12 month-renewal options, including the option to add international locations and other commodity categories upon mutual agreement. There’s a six-month ramp-up period prior to the start of the new contract, which we expect will commence operations during the first half of our fiscal year 2015.

Phase-in of the new contract is dependent on a number of operational, technical and logistics deliverables on both sides. The new surplus contract retains a key client and ensures Liquidity Services will continue to serve as the primary channel for DoD useable surplus property in key asset verticals important to our overall business, including aerospace, boats and marine, communications, field gear, heavy industrial equipment, machine tools, material handling equipment, medical and dental, test and measurement equipment and technology assets.

As we have commented during the past year, the DoD is undergoing fundamental changes that are impacting the volume and mix of property provided under its surplus sales program. These changes, such as the recent removal of the majority of rolling stock items from our current contract, are driven by factors outside of our control and are therefore unpredictable. Given this context, we recognize that the DoD surplus program will be more volatile as we stand up the new program in fiscal year 2015. Accordingly, we are aggressively adjusting our operations in business model to prepare for the new DoD surplus contract.

We’ve completed three prior launches of a major DoD sales program and, in each case, the pricing model,

operational requirements and business models were different. In each case, we worked closely with our DoD partner to adjust our operations and business model to meet the DoD’s needs while delivering appropriate returns on our effort and investment.

Additionally, we have found the DoD receptive to innovative ideas to help them achieve their goals, while driving efficiencies for both parties to the management and sale of high-value usable surplus property. Although we expect volumes to be lower than prior years, the DoD program is anticipated to provide a recurring supply of usable surplus property that is attractive to our global buyer base and will reinforce the importance of our marketplace platform for corporate sellers.

Additionally, under the requirements of the new DoD surplus program, we will integrate every DoD asset sale into the General Services Administration’s official online Federal Asset Sales Portal, providing us real-time access to millions of additional buyers who are looking to find and buy surplus assets, which should provide higher returns for the DoD surplus property sold under the new contract.

In summary, the retention of the DoD surplus program and recurring supply supports our vision and strategy of building a diversified multibillion dollar GMV commercial business that enables sellers and buyers to easily discover, manage and monetize assets in $150 billion reverse supply chain.

Next, during Q3 we continued to demonstrate our market leadership by executing a variety of important programs with blue chip companies in key industry verticals. In the healthcare and biopharma vertical we launched a large surplus asset management program for one of the world’s largest pharmaceutical companies. And over the next few quarters, we will help them optimize their capital equipment inventory while maximizing returns on their surplus lab equipment.

On behalf of a global pharmaceutical company, we sold one of their surplus injectable powder filling lines in China and will continue to support other surplus asset programs in both China and India. On behalf of a global biopharmaceutical and life sciences company, we completed surplus asset sales in the U.S., China, Sweden and the UK during Q3, evidencing the scope and scale of our services.

During Q3 in the energy vertical, we managed the sale of surplus materials from a major project cancellation for a large player in the North American upstream production sector. In the downstream energy business, a major refining and petrochemical company has retained our services to develop and launch a new program to manage and monetize scrap property in multiple locations. This is a service that we plan to leverage as a new value-added service for our other clients and prospects in the energy supply chain. During Q3, one of our major long-standing integrated energy company clients retained us to manage and sell surplus assets from a large energy development project in Australia.

In the consumer packaged goods vertical we executed a number of important projects, including the valuation and sale of manufacturing equipment for one of the world’s largest global CPG companies and the valuation and sale of a large fleet of transportation assets in North America for one of the world’s largest beverage and snack food companies.

During Q3 in the industrial sector we completed the sale of a foundry and a crankshaft manufacturing plant in Sweden and Spain for a leading automotive company in Europe. We were also retained by one of the largest manufacturers of construction and mining equipment to develop a global asset recovery program. We’ve also launched a new program to provide our services to all Tier 1 and Tier 2 suppliers in the automotive supply chain in Australia as that market undergoes a major transition. Finally, we were retained by one of the world’s leading manufacturers of motion and control systems to manage value and sell their surplus equipment in India.

During Q3 in the technology sector on behalf of a leading electronics manufacturing services provider, we completed the sale of surplus assets at facilities in China, Malaysia and Thailand. We were appointed by another of the world’s leading EMS companies to value, manage and sell their surplus manufacturing assets in China. We were also retained by one of the world’s largest technology manufacturers to manage the de-installation and sale of precision tools in their Middle East facility. Finally, we were retained by a leading manufacturer of branded consumer electronics during Q3 to manage, refurbish and sell their vendor returns in the retail supply chain using our multi-channel sales capabilities.

Collectively, these are just a few recent examples from Q3 that illustrate how our industry knowledge, service capabilities and global footprint are unique and highly valued by the world’s top manufacturers and retailers. While the specific timing of asset sales is difficult to forecast, we continue to focus on adding new large scale clients and programs to our pipeline, which will grow our market share and revenues over time.

Given the global demand for our marketplace and services, it is critical that we continue to execute our Liquidity One transformation plan to reach our full potential. For example, our Voice of Buyer research indicates that 75% of our buying customers make 25 % or less of their secondary market purchases on our platform, pointing to clear upside opportunities. Our Liquidity One strategic initiative involves the transformation of our business from independent marketplaces to an integrated global business and marketplace platform with a singular and superior user experience for clients and buyers supported by unified operational processes, IT platforms and one global sales play book with a strong aligned brand message.

As previously discussed, our Liquidity One initiative has been backed by an incremental investment of $9 million during fiscal year 2014. This process is not quick, easy or inexpensive. We also realize that during this transition we will not be operating at full efficiency. However, based on feedback from our customers and team members, we are very confident that these investments in our future will result in improved sales performance, a superior customer experience and a more efficient scalable operational platform to support our next phase of growth and value creation.

We will also aggressively pursue efficiencies in our operations as we deliver our newly developed systems and marketplace platforms. We would remind our shareholders that as we execute our Liquidity One transformation plan and manage the multi-year transition of our DoD surplus program, consolidated results will be less reflective of our progress. Therefore, owners should evaluate our progress based on our ability to grow the GMV and GAAP revenues of our commercial and municipal government business, which has reached $745 million and $296 million, respectively, for the 12 months ending Q3 2014.

Finally, our retail supply chain business recorded strong growth during Q3 as we added and grew client programs and processed delayed volumes from the post-holiday return season. Additionally, we continued to develop new capabilities in the areas of return to vendor management and refurbishing to help both manufacturers and retailers capture more value in a reverse supply chain. This progress has taken place under the strong leadership of Jim Rallo and underscores his successful transition into his new role as President of our Retail Supply Chain Group.

With this transition behind us, we have launched a formal search for a new CFO and will be interviewing both internal and external candidates. We would expect this search to be concluded by the end of calendar year 2014.

In closing, we recognize the uneven growth that accompanies the transition of our DoD surplus program in parallel with our Liquidity One transformation program. However, with a market-leading commercial business approaching $1 billion of GMV in size and a large market that is ripe for innovation, a growing roster of marquee client relationships, our strategic actions will result in a more diversified, scalable business with more opportunities for growth and value creation for our long-term owners. Now let me turn it over to Kathy for more details on Q3 results.

Kathy Domino

Chief Accounting Officer, Liquidity Services, Inc.

Thanks, Bill. We were pleased to be at the higher end of our guidance in GMV and at the midpoint in adjusted EPS, which was the result of a lower than expected tax rate for fiscal year 2014 of just over 37%, down from our previous expectation of 40% for the fiscal year. As previously announced, our adjusted EBITDA was below our expectations for the quarter as a result of the loss of the rolling stock sales associated with our DoD business. We are continuing to make technological and operational enhancements to our marketplaces to provide an exceptional user experience for our global buyer base and to drive long-term operational and sales and marketing efficiencies within our organization. These costs are part of our up to $9 million increased spending we discussed at the beginning of the year and we are currently on plan for this multi-year transformation.

Next I will comment on our third quarter results. Total GMV was $246 million. GMV in our commercial marketplace is increased to $141.5 million, or 6.6%, led by our retail vertical, which grew over 20%, offset as previously discussed by Bill, by softness in our commercial capital assets marketplace, specifically our energy and transportation verticals.

GMV in our Gov Deals, or state and local government, marketplace, increased to $49.6 million, or 8.9%, as we continued to add new clients, bringing total clients to over 6,700 out of a potential 88,000 in the highly fragmented state and local government market.

GMV in our DoD surplus marketplace increased to $34.5 million, or 1.9%, as a result of increased property of lower value items from the DoD. GMV in our DoD scrap marketplace increased to $18.6 million, or 1.9%, as a result of slightly increased property flow from the DoD.

As sales of DoD scrap have become less material, fluctuations and commodity prices are not materially effecting our financial performance. Total revenue was $127 million. Technology and operations expenses increased 25.5% to $27.4 million. As a percentage of revenue, technology and operations expenses increased to 21.6% from 17.6%.  These increases are primarily due to staff and temporary wages, including stock-based compensation and consultant fees associated with our Liquidity One transformation project.

Sales and marketing expenses increased 5.3% to $10.6 million. As a percentage of revenue, sales and marketing expenses increased to 8.4% from 8.2%. These increases are primarily due to an increase in staff wages, including stock-based compensation.

General and administrative expenses increased 16.8% to $11.8 million. As a percentage of revenue, general and administrative expenses increased to 9.3% from 8.1%. These increases are primarily due to staff wages, including stock-based compensation and overhead and travel expenses to support our marketplace integration effort.

Adjusted EBITDA of $17.3 million decreased 34.7%, primarily due to, one, the loss of the rolling stock in our DoD vertical, as previously discussed; two, a decrease in our commercial capital asset marketplaces; and, three, an increase in technology expenses, as previously discussed. Adjusted net income of $9.4 million decreased 33.9%.  Adjusted diluted earnings per share decreased 29.5% to $0.31 based on approximately 30.9 million diluted weighted average shares outstanding. We continue to have a strong debt-free balance sheet.

At June 30, 2014 we had a cash balance of $56.9 million after spending $41.8 million in stock repurchases during the quarter, current assets of $170 million and total assets of $421.6 million with $68.4 million in working capital.  Capital expenditures during the quarter were $1.5 million. We expect capital expenditures to be between $7 million to $8 million for fiscal 2014. I’ll now turn it over to Jim for the outlook on the next quarter and full year.

James M. Rallo

President, Retail Supply Chain Group, CFO and Treasurer, Liquidity Services, Inc.

Thanks, Kathy. We continue to make significant investments building on our capabilities to further serve our selling clients and buying customers through fiscal year 2016, which we expect will drive long-term growth resulting our commercial business having a more prominent role in driving both top and bottom-line growth. The wind down of inventory received from the current surplus contract will result in a more gradual reduction in the bottom line over the next two fiscal years. Thus, the consolidated bottom-line results will reflect a blend of both DoD contracts through fiscal year 2016, making it difficult to gauge the improvements in our commercial business.

It is also difficult for us to forecast the sales and margins of the DoD business, as the volume, mix of property and operational costs under our current DoD contract are uncertain. In addition, we have embarked on a company-wide initiative to enhance our operating efficiencies, the timing and the extent of which are currently under development. Management is providing the following guidance for the next quarter and fiscal year 2014. We expect GMV for fiscal year 2014 to range from $913 million to $938 million, which is a decrease from our previous guidance range of $930 million to $975 million. We expect GMV for the fiscal fourth quarter of 2014 to range from $205 million to $230 million.

We expect adjusted EBITDA for fiscal year 2014 to range from $63 million to $66 million, which is a decrease from our previous guidance range of $70 million to $80 million. We expect adjusted EBITDA for the fiscal fourth quarter of 2014 to range from $9 million to $12 million. We estimate adjusted earnings per diluted share for fiscal year 2014 to range from $1.00 to $1.06, which is a decrease from our previous guidance range of $1.10 to $1.27. For the fiscal fourth quarter of 2014 we estimate adjusted earnings per diluted share to range from $0.13 to $0.19. This guidance assumes we have an average fully diluted number of shares outstanding for the year of 31.4 million and that we will not repurchase shares with the approximately $5.1 million yet to be expended under the share repurchase program.

Our guidance adjusts EBITDA and diluted EPS for acquisition costs, including transaction costs and changes in earn-out estimates, amortization of contract intangible assets of $33.3 million from our acquisition of Jacobs Trading and, finally, for stock-based compensation costs which we estimate to be approximately $3.5 million to $4 million for the fiscal fourth quarter. These stock-based compensation costs are consistent with fiscal year 2013. We will now answer questions.

Q&A Section

Operator: [Operator Instructions] Please stand by for your first question, which comes from the line of Colin Sebastian of Robert Baird. Go ahead, your line is open.

Colin A. Sebastian

Analyst, Robert W. Baird & Co., Inc. (Broker)

Great. Thanks very much. Can you hear me okay?

William P. Angrick

Chairman & Chief Executive Officer, Liquidity Services, Inc.

Yes.

Colin A. Sebastian

Analyst, Robert W. Baird & Co., Inc. (Broker)

So I guess the first question is, without the slowdown from the DoD and the rolling stock in the quarter, it seems the GMV would have been quite a bit higher than guidance. So first off, can we confirm that the $25 million to $30 million lower GMV implied in Q4 in the fiscal year is primarily due to that issue with rolling stock?

James M. Rallo

President, Retail Supply Chain Group, CFO and Treasurer, Liquidity Services, Inc.

There are a couple issues on the fourth quarter. We’ve had a nice run of mandates signed in the capital asset business. The timing of those programs historically have been very uncertain. And from a guidance perspective, we’ve taken down our commercial capital assets outlook in the range of $5 million to $10 million. That, also combined with non-rolling stock softness in our DoD business, is required to be factored into our guidance. And so those three factors: reduction of rolling stock with DoD, softness in non-rolling stock of DoD and our capital assets business accounts for that delta.

Colin A. Sebastian

Analyst, Robert W. Baird & Co., Inc. (Broker)

Okay. I guess I’m trying to triangulate around is with the lower EBITDA guidance, roughly $8 million in the quarter for Q4, if we can apply that to some implied GMV from the rolling stock to understand the margin impact going to into next year of the slowdown as well as the loss of that contract?

James M. Rallo

President, Retail Supply Chain Group, CFO and Treasurer, Liquidity Services, Inc.

Yeah, we don’t bifurcate the individual assets classes. Even within asset classes, what we sell in a given quarter can change dramatically. For example, within rolling stock, you have trailer assets, which comprise a significant component of that business, along with operational and non-operational vehicles. And so that mix and the actual stock numbers that move through the marketplace can vary on a month-to-quarter basis. I think it’s overall clear that at the margin, any loss of GMV affects your contribution margin. And so we aim to recover margin by adding volume with our existing and new accounts. And over time that’s the focus of our sale s and marketing plan, but we wouldn’t break out individual programs or even categories.

Colin A. Sebastian

Analyst, Robert W. Baird & Co., Inc. (Broker)

Okay. Jim, now you spend more time on the commercial retail side. You’re talking about operation and service-level improvements. I wonder if you can specify more what some of those are as well as the relationship with some of the key bigger retail sellers, vendors you have. And what sort of timing and initiatives are you undertaking to build that segment back up to a higher sort of market level e-commerce growth rates?

James M. Rallo

President, Retail Supply Chain Group, CFO and Treasurer, Liquidity Services, Inc.

Sure. Well, actually as Bill indicated, we grew over 20% this quarter. So I’m certainly happy with the growth and the results that we put up on the retail side of the business this quarter. I think expectations higher than that are not realistic over the long term, obviously. Our stated goals are to grow 15% to 20%, Colin. So I do feel good about that. We’ve got a big market. I mean, I think on a quarter-to-quarter basis that that can be a little lumpy, specifically with the large retailers and manufacturers that we’re working with on the consumer goods side of the business. The relationships have never been stronger. We are expanding those relationships.

One of the things we’re making a big push is to add services which will benefit those clients, again, both on the manufacturing side as well as the retailers. So that’s a big piece of the investment that Bill talked about in his script. That includes a bigger push into refurbishing, a bigger push into return to vendor management and we’ll probably be expanding our distribution center network, too, with the increase in property flow that we have from existing and clients that we’ve just signed up recently.

We’ve had a couple nice wins in this quarter. So I can’t get into specific names obviously, but I will tell you that we signed up a few other large retailers. What I would say is specialty vertical retailers. We’ve also signed up another key manufacturer in the consumer electronics space. So, again, we feel good about the traction we’re making in the retail side of the business.

And we still have a lot of work to do and clearly we do have some volatility in the growth rates as when you look at this year, we had sub-optimal growth rates in the last quarter in the business. The quarter before that, we had over 20% growth rate, over 20% this quarter. So we really need to get a more consistent growth going into the business, but there is a lot of opportunity right now both with existing and new clients.

William P. Angrick

Chairman & Chief Executive Officer, Liquidity Services, Inc.

And let me just add that we’ve often said that product obsolescence drives supply in our marketplace for the newer manufacturer clients who often are very concerned about their brand. They often bring wring hands over new model introductions and the timing of those introductions. The timing of those introductions have great consequence for the manufacturer’s core business. They also have great consequence for the flow of goods in the secondary marketplace. And we’ve been very adept at helping our clients sell through older models as they prepare the introduction of new models. And we do this through a multi-channel approach, routing items through both B2C and our B2B channels and even export markets.

And in the current outlook, there’s some key decisions that some of our manufacturers have to make on the timing of model upgrades and we’ve been prudent in our outlook to assume that some of those are push back, either to the fall or holiday season. So when those hit, they are actually moving the needle quite well. And as we expand our portfolio to include more manufacturers over time, we think in addition to selling these items, we’ll have fee-for-service opportunities around the management of the returns, the reconciliation of those returns and, in some cases, the refurbishing of items to capture more value.

Colin A. Sebastian

Analyst, Robert W. Baird & Co., Inc. (Broker)

Thanks, Bill. That’s helpful. Jim, just one quick follow-up, and maybe I missed this in the script. But is that 15% to 20% growth that you’re expecting in retail, that’s implied in the Q4 as well?

James M. Rallo

President, Retail Supply Chain Group, CFO and Treasurer, Liquidity Services, Inc.

Again, that’s our stated long-term growth for that piece of our business, Colin. So in the script, what Kathy noted was in the retail part of our business we grew over 20% this quarter. So what I stated before was we’ve had two very nice quarters this year in that part of our business. We also had one quarter where our growth was only single digit. So, we have had a little bit of lumpiness in the growth rate this year, obviously the year is up over last year right now over 15%. And, again, we are looking at a 15 % to 20% long-term growth target for this business.

Colin A. Sebastian

Analyst, Robert W. Baird & Co., Inc. (Broker)

Thank you.

Operator: The next question comes from the line of Jason Helfstein of Oppenheimer. Go ahead. Y our line is open.

Jason S. Helfstein

Analyst, Oppenheimer & Co., Inc. (Broker)

Thanks. So, yeah, I think we obviously all get you guys are making significant investments, both to kind of deal with certain changes in the business as well as to pursue strategic goals long term. Can you talk about opportunities to do acquisitions that then create additional operating leverage on top of those investments you’re making? Because obviously you’ll make these investments, it’s going to take a while to get a return on those. But once you make that crossover point, then you can drive more leverage in the business. So maybe just talk generally about that. I mean, obviously there’s been no major acquisition activity since GoIndustry DoveBid.

William P. Angrick

Chairman & Chief Executive Officer, Liquidity Services, Inc.

Sure. The Liquidity One strategic initiative acknowledges that as we’ve grown our presence in multiple industry verticals, such as biopharma, automotive, consumer package goods, electronics manufacturing and other consumer-facing technology verticals, we have a much broader team, which includes sales, operations and account management teams. In addition, we’ve also expanded the business from a U.S.-focused business to truly a global business, with clients in every major region in the world. And as we sell more services to more clients in varied industries and more geographic regions, Jason, it’s clear that we need to we need to drive a unified play book, both on the sales and account management side, a unified operational process that supports our clients and buyers. And that all informs the development of unified IT systems which drive that operational leverage that you’re referring to.

It’s important that we complete those tasks in the current scope of our business. Doing so unlocks tremendous efficiency and a superior customer experience and more productivity for our sales and account management organization and our operational teams to do more business. We will complete those tasks prior to taking on any major acquisitions. We have a very well documented pipeline of acquisition ideas and candidates. The reality is there are not many large players that intersect with our marketplace. The competitive landscape is still primarily in-house solutions, traditional live auctioneers and family-owned sole proprietor type of businesses. And so we see the future, call it, 12 to 24 months, as driving through our Liquidity One transformation plan and unlocking that organic growth and efficiency.

Having said that, there may be scenarios where additional services can be added without disrupting our Liquidity One transformation program. And in those cases, we would be acquiring a new capability and that would be a much more modest type of tuck-in scenario.

Jason S. Helfstein

Analyst, Oppenheimer & Co., Inc. (Broker)

Just one quick follow up. Just any update on the Walmart contract, specifically the part that came with Jacobs and any desire to renew that early just to take the risk of that off the table?

James M. Rallo

President, Retail Supply Chain Group, CFO and Treasurer, Liquidity Services, Inc.

I wanted to build off of Jim’s earlier comments. A very strong relationship. We’re seeing opportunities to sell more services to Walmart and be of value to Walmart as they take on their own strategic transformation. Equally, we’re expanding geographically with them in markets like Canada. And obviously they, like many retailers, have global growth ambitions, and so I think our status over time as a global solution provider positions us well to sustain and grow that relationship. The contract is not up for renewal until May of 2016, so we have no active conversations about that.

Jason S. Helfstein

Analyst, Oppenheimer & Co., Inc. (Broker)

Thank you.

Operator: Next question comes from the line of Rohit Kulkarni of RBC Capital Markets. Please go ahead, your line is open.

Rohit R. Kulkarni

Analyst, RBCCapital Markets LLC

Okay, two questions. One is, Bill, can you provide any additional color on the adjustments that you’re doing or need to do to meet the needs of the new surplus contract? You talked about it a little bit, but can you just draw it out to say around personnel, infrastructure, operations, any other tactical things that you need to do? And compare and contrast that with the three times past that you have already had to do.  And then big picture, fundamentally can you also talk about the overall visibility of the business given all the moving parts, as in should we expect you to give out next year’s guidance coming in three months? Or do you think that would be a good idea, or has the visibility become less opaque, more opaque? Or do you think you have fairly good handle on what to expect for next year?

William P. Angrick

Chairman & Chief Executive Officer, Liquidity Services, Inc.

Sure. Well, let me take the first part of the question. Indeed, DoD on its own accord is undergoing significant change in its operational footprint, its inventory management strategies and technical systems. There are other policy decisions it’s made as to what items are even approved to enter the surplus sales pipeline. Obviously, all those things are outside of our four walls and really we have little input or influence on those major policy decisions. The nature of what drives operational requirements is where is the property located, is that consolidated into fewer locations or not, what’s the operational handling cost of the items, and that will be based on the nature and size of the items being referred.

Over the next six months, we will be working closely with the DoD to confirm its physical footprint, the operational requirements to take property, the shipping and transportation routes and plans related to that property. Additionally, there’s a level of technical integration that’s required under the new contract. There are new IT systems that DLA is standing up, there’s a new integration with the GSA Federal Assets Sales Portal, which has never been done, it’s something that is a requirement of the contract.

And as the DoD confirms its intent in these areas that would inform what our footprint needs to be, the size of our personnel and staffing, what we need to do in terms of meeting our technical integration requirements. In some cases, that may reduce cost. In other cases, there may be more cost. We, for example, under the current base contract have had a lot of change in executing the surplus sales activities. Over the last 12 months, we have expanded our warehouse footprint significantly and expanded our staffing significantly to handle a backlog of lower-value safety stock that the Defense Logistics Agency identified to be purged and sold. And together with the DoD,  we created an infrastructure and solution to address that, while also screening all of these items to make sure that they’re safe to sell, which is another important aspect of the service. So we put in place that infrastructure to sell through those products under our current contract. For the next contract, we will need to partner with them to determine what are their next milestones. And that will be very important to defining our exact staffing and cost model.

As far as the guidance question, independent of any sort of transformative change on behalf of clients, the items that we sell, particularly in capital assets, are bulky, high-value items. They’re often coming out of client warehouses and those warehouses may have restructuring activities, reduction in force activities. And often there are issues such as internal negotiations or labor negotiations, which can impact the timing of those sales.

Having said that, the business is very attractive. We’d much rather sell higher value items than lower value items. We recognize that the timing of those sales can be uneven or unpredictable. And for those reasons, the base business can be harder to project in the long term. As you get into a focus on a 60-day or 90-day outlook, we have good visibility. We are reluctant to factor in things that aren’t locked in, meaning there’re allotted for sale in a 90-day rolling forecast. So that effects our precision on a quarter-to-quarter basis.

As far as the guidance question, you have lots of people that talk about pros and cons of giving annual long-term guidance. Through the first seven years as a public company, we have had a consistent approach to guidance, providing annual guidance and quarterly updates. I would say it’d be worthwhile discussion that our board and team would be willing to have as to the value of a long-term forecast when there are many moving parts, some of which are not normal day-to-day issues, they’re more fundamental questions about business model, questions for DoD. And we’ll take that under advisement as we move to the next earnings call.

Rohit R. Kulkarni

Analyst, RBCCapital Markets LLC

Okay, great. And one other quick question is about the transformation Liquidity One, you talked about unified buyer and seller portals integrating sales force, integrating marketing teams. This seems like a pretty big change in at least the go-to-market strategy when you’re having conversations with your potential and existing clients. As in what in your view would be the initial early signs of successes, if you will? Would that be just having newer and newer clients come through any particular vertical, any particular geography that the initial first few months that you would be focused on?

William P. Angrick

Chairman & Chief Executive Officer, Liquidity Services, Inc.

Sure. Well, I provided a number of examples of success stories in the third quarter that would not have been possible without the development of our team and expansion of our team, in many cases, that were acquired through our acquisition of GoIndustry. And we really do focus on market leadership. Can we provide the services and solutions and the coverage, the service scale and results that the largest companies in the world require. And the answer is empathetically yes and we’ve been very successful in signing these new relationships.

And as long as we’re able to meet the needs of these clients, successfully compete for them and win this business and grow the pipeline of clients, over time that will reduce the lumpiness of our business and will reinforce our best-in-class brand in the capital assets business. We have a number of technology systems, legacy systems, as many as 17 individual systems that effect different parts of our business, whether it’s finance, customer relationship management, sales force management, forecasting. It’s entirely too many. And we realized that there’s never an ideal time to do full on transformation and integration, but it’s important that that’s work gets done. It’s a prerequisite to having a truly scalable business.

There are many business cases in many industries of where companies hit a wall because they didn’t have the courage to take on that integration. We have the courage to take on the integration notwithstanding how inconvenient or inexpensive or expensive it is. And that’s our charge. And what the payoff is for us is increased productivity, increased cross selling to clients, having the strong aligned global brand which we do not have today, that brand focus on Liquidity Services as the clear leader in the global reverse supply chain with the leading marketplace for business surplus. That will reinforce our ability to sell in the Americas, in Europe, in Asia-Pacific to capture more business from existing clients and accelerate the sales cycle.

I think on the buyers’ side, as you heard in our Voice of Buyer survey, we have a significant untapped demand from our buyers. In fact, buyers spend a relatively small amount with us relative to their overall purchasing power in the secondary marketplace. That’s a huge opportunity. And what it means is that instead of having six or seven independent marketplaces, we should have fewer marketplaces, instead of having multiple buyer-facing brands, we should have fewer buyer-facing brands.

And the focus is making it easy for buyers to search for, find and buy the relevant equipment, the relevant inventory to fuel their own success. And that will unlock opportunity for our buyers that will unlock increasing recovery for our sellers, which will drive both sides of our business model. That requires technical integration, that requires a unified view of what the customer experience should be, the processes to put that experience. And that’s all part of this payoff from our Liquidity One strategic initiative.

Rohit R. Kulkarni

Analyst, RBCCapital Markets LLC

Okay. Thanks a lot, Bill. That was very helpful. Thank you.

Operator: The next question comes from the line of Dan Kurnos of Benchmark Company. Go ahead, your line is open.

Dan L. Kurnos

Analyst, The Benchmark Co. LLC

Thank you. Good morning. These are really just follow-up questions on the expense side from an operational standpoint. Just looking for a little bit more granularity here. As we look at, Bill or Andrew or Jim, you spend about maybe by the end of this year another $15 million to $17 million more in tech and operations. Just wanted to get an update on where you were in the ERP rollout. And how should we think about, Bill, since you’ve talked about integrating all these brands, the balance between having to spend more to develop maybe a unified brand or unified customer-facing brands and the savings that you’ll get from reducing some of the redundancies in your marketplaces.

And then on the head count side, again, how should we think about either headcount redundancy and/or maybe from a high-level perspective as you pursue a global opportunity, how do you think about getting more teams in place ahead of that opportunity versus having teams in place already and having the capabilities to service an expanded opportunity? Thank you.

William P. Angrick

Chairman & Chief Executive Officer, Liquidity Services, Inc.

Sure. The sequence of systems rollout is very important. And it starts with defining what is the experience you want to deliver consistently to your buyers and sellers. And in the process of Liquidity One, we’ve worked very closely with our customer-facing teams on the buyer and seller side to define that. And that will inform the actual IT requirements. We’ve got a lot of progress that’s being made on both creating unified, centralized systems to drive a common approach to any function.

So on the sales function, we have invested in a global rollout of Salesforce.com. That global rollout is now enveloping all of the prior systems that used to track the prospecting process, the account management process.  And it allows us to stay in more close collaboration with global teams that are jointly selling across clients and continents. In the more recent period, we have been introducing a forecasting tool into the Salesforce instance that we’ve deployed which is superseding legacy applications. And over time I think that will allow us to have, even in a lumpy business, better accuracy on the forecasting side.

Now, the retraining that happens to move from a legacy way of doing business to a new way of business, we understand reduces the efficiency of the sales organization. But it’s going to be a very important catalyst as we get into fiscal 2015 and fiscal 2016, things like a global set of financial systems. That is something we’ve been working towards, we’re not on one set of global financial systems yet. That’s something where you’re likely to want to do that at the beginning of the fiscal year. We will not have that in place by October 1 of this year. So it’s likely going to be pushed out, but we have done a tremendous job on the international side reducing the complexity of acquired entities and the financial rollups and we’ll continue to make progress there.

On the other integration costs we mentioned, we’re also developing new capabilities. We’ve talked about servicing more manufacturers. That would not be possible without some of the new functionality that we’ve created. We have a new technology that allows us to handle property for vendors and reconcile that inventory and provide return to vendor management services. That new functionality has allowed us to onboard some new clients. And as we scale that, we think we can go after bigger pieces of business. So we’re excited about that. As far as the brand, I think the brand is going to be clearly a net positive for us.

You think about having to drive marketing investment behind a brand, to the extent that you dilute that marketing investment over more brands where there’s high overlap in the asset categories, that’s sub-optimal. We see upside by leveraging marketing investment around fewer brands and you get uplift in things like search engine optimization, search engine marketing. Clearly you will get more opportunities to cross sell within the marketplace. The goal is make sure that you have outstanding search and navigation and the ability for buying customers to personalize the marketplace experience to the industry vertical of their choice, all of which we have accounted for.

And on the seller side, Liquidity Services is the focus of our future branding. And think it’s becoming more well known in the Americas, but a lot of opportunity to make that brand well-known in Asia-Pacific region, Europe, Middle East, Africa areas. And so that will be the focus of our brand investment. I think in the evolution of a company, you’re always managing how much resources you have in terms of head count. And it’s not just head count; it’s the right type of expertise in the right areas.

And we continue to invest in areas such as our brand marketing capabilities, our program management capabilities, our sales and leadership capabilities. We have new sales leadership leading our Capital Assets Group. That will always be the case. You’ll find opportunities to drive efficiencies when you automate manual processes, when you do Lean Six Sigma type of work. We’d like to think that we have a lot of low-hanging fruit to drive efficiencies as we get into rolling out unified systems and develop unified processes. And it’s clear that if you have six or seven marketplaces and six or seven different processes, you are going to realize efficiencies as you collapse those into a single process or a single platform. So we expect that will unfold during fiscal 2015 and beyond.

Dan L. Kurnos

Analyst, The Benchmark Co. LLC

Thanks for all the color, Bill. I really appreciate it.

Operator: Question comes from the line of Gary Prestopino of Barrington Research.

Gary F. Prestopino

Analyst, Barrington Research Associates, Inc.

Hi, good morning, all. Hey, Bill, could you maybe elaborate a little bit on what’s going on in the transportation and oil and gas sector that caused your results to be sluggish this quarter? It would seem that given the way the economy is performing that that shouldn’t be the case.

William P. Angrick

Chairman & Chief Executive Officer, Liquidity Services, Inc.

Sure. Well, the energy supply chain, for example, has a number of the major companies using our services for high-value equipment that’s either no longer needed in current projects or is safety stock and they’ve moved beyond the need to retain that safety stock. The price expectations of those sellers will only be fulfilled by end-user buyers who are willing to pay a price that reflects their use of the asset in a production or going to certain business. And so our task has been to identify and then bring to market end-user buyers. And depending upon industry conditions or access to financing, end-user buyers may be more or less aggressive in how they price these assets. And that’s always been the case.

And in some cycles, you just have a bid-ask spread that’s too wide to close. Relative to a year ago, we’ve seen softness. And recent signs are improving. We’ve had incremental improvement. A lot of our projects are global. So that may make it a more niche buyer base. So we have to be patient. But especially in the line pipe market, pricing gap had widened as we moved through the summer and that has delayed projects or sales where we have exclusive rights to sell equipment and that’s just not showing up in GMV.

Relative to transportation, some of the transportation business has gone away as we’ve focused on standing up online events and aren’t willing to take on the costs of conducting traditional live auction events for selected clients. That’s a business model, business decision for us. We’ve always focused on what’s profitable growth and what is true to our online marketplace model. We’re able to do webcast auctions, but we see that as less efficient than online auctions. And the transition of that business away from the live auction has impacted certain clients.

Otherwise we’ve had a number of our corporate clients with their own managed fleets step forward and want to use our online services. And that’s great. We had a couple large beverage companies used them the last quarter. But in the case of a client who wants to pay virtually nothing for a live auction which is outside of our model, we said we’re going to step back from that, that’s not our model. And that has also impacted GMV.

Gary F. Prestopino

Analyst, Barrington Research Associates, Inc.

Okay. And then as far as the tax rate goes, I mean, I think at one time you had said you were going to be at a 40% tax rate, and it looks like it’s been moving down here. Are we at a permanent, a lower reduction in the tax rate just because the change in GMV or the change in regions of the world where you’re operating in? Just for modeling purposes.

James M. Rallo

President, Retail Supply Chain Group, CFO and Treasurer, Liquidity Services, Inc.

Yeah, so, Gary, we did lower the tax rate estimation this quarter. That has to do with, you’re dead on, it’s the mix of profitability around the world. So U.S., obviously being one of the highest tax areas in the world. We’ve got, as Bill indicated, a lot of projects going on globally. Those projects generating income elsewhere are helping us lower that tax rate. At this point we’ll have to take a look at our expectations for next year on where we think that’ll be. I would say that 40% is probably the highest we should expect at this point in time. So we feel pretty solid about the 37.3% that we’ve got for this year as an effective rate. And we’ll have more of an update on that on our next quarterly call for next year. But you should feel pretty — use somewhere between let’s call it 37% and 40%.

Gary F. Prestopino

Analyst, Barrington Research Associates, Inc.

Okay. Thank you.

Operator: And our last question comes from the line of Jason Mitchell from Bank of America Merrill Lynch.

Jason S. Mitchell

Analyst, Bank of America Merrill Lynch

Hi. This is Jason here for Nat Schindler. So as we think about your commercial business going forward, I was wondering if you could just maybe help us understand the margin profile on the commercial business a little bit better. We’ve reviewed GMV this quarter quite a bit. And I realize it was offset by the rolling stock and transportation and energy. But how should we think about the margins on your consignment and purchase model commercial business and where do you think they’re going to head going into full-year fiscal 2015? Then as you move through your Liquidity One transformation, how much of a positive impact do you think that could have on the commercial margins long term?

William P. Angrick

Chairman & Chief Executive Officer, Liquidity Services, Inc.

Sure. Well, the margin profile on the commercial business is dependent on the type of client you have, the level of value-added services you’re providing, in some cases, the industry vertical. The range of consignment fees can be from high-single digits to up to 20% of GMV. And at the higher end if the range we’re typically providing a more full-service project management, logistics support and, in some cases, additional inventory insurance or buyer-facing screening.

The blend can vary depending upon what assets are going to market in a given period, but that’s generally the range. And clearly, we have not fully gotten leverage on our fixed costs yet. We’ve stood up international operations, first of its kind, expenses that bring us into these new regions in Europe, Asia-Pacific, even Canada. And those require one-time expenses in HR, finance, tax management. And over time those are going to be really important investments for us, but we’re not getting a lot of leverage on those in the current period and probably will still not be fully getting leverage on them in fiscal 2015.

But over time, clearly the commercial business will leverage those costs and you can see that margin improving as a percentage of GMV and depending on the mix of business, full service clients, you’re likely to be approaching 10%-plus EBITDA as a percentage of GMV. For the higher-value equipment, if that’s dominant, take rates will be lower. And you can see what take rates are for some of the other publically-traded auction companies. That’s going to be trending to high-single digits, 10%, 11%. And so that would have a slightly different margin profile. The most important thing for us is that we’re viewed as the market leader and we’re improving our market share and we’re not only retaining clients, but penetrating the relationships to get the full range of assets. And we want to have a menu of these and a menu of services to make sure that we’re capturing the full amount of the business available with a client.

In terms of opportunities to create efficiency though Liquidity One, we’re excited about it. We’re excited about it because we know that there’s more business that we can drive to better our experience and there’s more productivity that we can unleash with less complexity and more automation. And that’s going to be a very nice lift for us, it’s going to be a material lift. We’re hesitant to give precise guidance on that because the exact timing of it is still an open question and this is something that we’ll probably — we’ll do things that we haven’t done before and have capabilities that we haven’t had before and, therefore, we’ll need to live in that world for a little bit before we give more precise guidance of what does that mean from an operating model or operating efficiency perspective.

Jason S. Mitchell

Analyst, Bank of America Merrill Lynch

Great. Thank you. That was very helpful.

Operator: We have no further question. So I’d like to hand the call over to Julie Davis for final closing remarks.

Julie Davis

Senior Director of Investor Relations, Liquidity Services, Inc.

Thanks, Mark. This concludes our time for today’s call. We appreciate your participation and we’ll now be available for any follow-up questions. Thank you.

Operator: Thank you for your participation in today’s conference. That concludes the presentation and you may now disconnect. Have a good day.